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AXIS APPOINTS W. MARSTON BECKER AS CHAIR-ELECT OF BOARD OF DIRECTORS

PEMBROKE, Bermuda, February 29, 2024 – AXIS Capital Holdings Limited ("AXIS Capital") (NYSE: AXS) today announced that W. Marston (Marty) Becker will succeed Henry B. Smith as non-executive Chair of its Board of Directors. Mr. Smith, who has served as Chair since May of 2020, has decided to transition from the Chair role and will continue to maintain a seat on the Board. The transition will take place in May of 2024, timed to the Company’s Annual General Meeting.

“There is no better individual to succeed me as Chair of the AXIS Board of Directors than Marty Becker. Over the past four years, the Company has benefitted enormously from Marty’s wisdom, and deep understanding of the specialty property and casualty space,” said Mr. Smith. “Marty brings first-hand experience leading carriers to transform their businesses while driving shareholder value creation. His guidance as Chair will be integral as AXIS takes further steps forward in realizing its ambition to achieve specialty leadership.”

Mr. Becker, who joined the AXIS Board of Directors in June of 2020, has led a distinguished career in the (re)insurance industry spanning four decades. He has held numerous Chair and CEO roles for publicly traded and private insurance, reinsurance, and insurance brokerage organizations in Bermuda, the United Kingdom, the United States, and Australia (see bio below).

“On behalf of the entire Board, thank you to Henry Smith for his tremendous leadership these past four years as our Chair, which marked a period of significant positive transformation for AXIS,” said Mr. Becker. “It is a privilege to succeed Henry as Chair, and to continue to serve with him, as we further support the significant progress that AXIS has made in elevating all aspects of its business. Under CEO Vince Tizzio, the Company is headed on a strong path and I look forward to working closely with Vince and my fellow Directors, as well as the AXIS team to continue to build on the exciting momentum that has been achieved.”

“Our team at AXIS is deeply appreciative of Henry for his leadership as Chair and continued service on our Board. Moreover, I have tremendous gratitude for Henry’s support and counsel as I transitioned into the CEO role,” said Mr. Tizzio. “I look forward to working closely with Marty in his new capacity, and our leadership team will profit significantly from his counsel and expansive knowledge of our industry.”

About W. Marston Becker
Mr. Becker’s leadership experience spans insurance, reinsurance, and insurance brokerage organizations in the United States and internationally, as well as insurance-related private equity, advisory, and investment banking roles. He is the immediate past Chairman of the Board of QBE Insurance Group, a top 15 global property and casualty insurer. He was appointed to the QBE Board in 2013, became Chair in 2014, and served until March of 2020. Prior to this, he served as Chairman and CEO at Alterra Capital Limited and its predecessors from 2006 to 2013.

Since 2022, Mr. Becker has served as Chairman of both MVB Financial Corporation and its subsidiary, MVB Bank, a multi-state community bank with a national presence in fintech banking, and a forward-thinking model that goes beyond traditional banking. In addition, he serves on several boards in the financial services, manufacturing, and non-profit sectors: Director of Encova Mutual Insurance; Director of Amynta Group; Advisory Board member of private equity funds American Securities, Cohesive Capital, and Madison Dearborn Partners; Director of The Mountain Companies; Director of the West Virginia Chamber of Commerce; and Board Member of the Clay Center for the Arts and Sciences.

About AXIS Capital
AXIS Capital, through its operating subsidiaries, is a global specialty underwriter and provider of insurance and reinsurance solutions. The Company has shareholders’ equity of $5.3 billion at December 31, 2023, and locations in Bermuda, the United States, Europe, Singapore and Canada. Its operating subsidiaries have been assigned a financial strength rating of "A+" ("Strong") by Standard & Poor’s and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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